Exhibit 10.1
                       TERMINATION AND RELEASE AGREEMENT

     This Termination and Release Agreement (this "Agreement") is entered into as of August 27, 2003 by and among W. Kirk Wycoff (the "Executive"), FleetBoston Financial Corporation, a Rhode Island corporation ("FleetBoston"), Fleet National Bank, a wholly owned subsidiary of FleetBoston ("Fleet National Bank"), Progress Financial Corporation, a Delaware corporation ("Progress"), and Progress Bank, a wholly owned subsidiary of Progress ("Progress Bank").

                                    RECITALS
                                    --------

     WHEREAS, FleetBoston and Progress have entered into an Agreement and Plan of Merger, dated as of August 27, 2003 (the "Merger Agreement"); and

     WHEREAS, Section 6.6(e) of the Merger Agreement provides that FleetBoston, Fleet National Bank, Progress, Progress Bank and the Executive shall enter into this Agreement which shall terminate (1) the Employment Agreement between the Executive and Progress dated June 30, 2003 (the "Progress Employment Agreement"), and (2) the Employment Agreement between the Executive and Progress Bank dated June 30, 2003 (the "Progress Bank Employment Agreement"), as of the Effective Time of the Merger, and in lieu of any rights and payments under the Progress Employment Agreement and the Progress Bank Employment Agreement, the Executive shall be entitled to the rights and payments set forth herein.

     NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Executive, FleetBoston, Fleet National Bank, Progress and Progress Bank agree as follows:

     1. Certain Actions to Be Taken in 2003.
        -----------------------------------

     (a) The Executive hereby agrees to take the following actions between the date hereof and December 31, 2003, it being the intention of the parties hereto that all of such actions shall be fully effective and consummated no later than December 31, 2003:

     (i) exercise all vested non-qualified stock options granted to the Executive under Progress's 1993 Stock Incentive Plan and 2000 Incentive Stock Option Plan (the "Option Plans"), including non-qualified stock options scheduled to vest prior to December 31, 2003 (i.e., all vested non-qualified options under either plan to be exercised);

     (ii) both (A) exercise all vested incentive stock options granted to the Executive under the Option Plans (including incentive stock options scheduled to vest prior to December 31, 2003) and (B) effect a sale of the shares of Progress common stock acquired upon such exercise in a manner that will constitute a "disqualifying disposition" of such shares for purposes of Section 421(b) of the Code (i.e., all vested incentive options under either plan to be exercised, with the underlying shares sold); and

     (iii) accept payment on December 31, 2003 of any cash bonus to which the Executive may be entitled to receive pursuant to Progress's Bonus Plan for services rendered in 2003 and which otherwise would be payable in the ordinary course by Progress or Progress Bank to the Executive in 2004.

     (b) Progress and Progress Bank agree to take such actions as may be necessary or advisable by them in order to permit the Executive to take the actions set forth in Section 1(a) above and have them be fully effective and consummated no later than December 31, 2003, including without limitation (i) promptly processing all exercises of stock options by the Executive under the Option Plans, and (ii) accelerating to December 31, 2003 the payment of any cash bonus to which the Executive may be entitled to receive pursuant to Progress's Bonus Plan for services rendered in 2003.

     2. Acknowledgement of Payment; Termination of Employment Agreements.
        ----------------------------------------------------------------

     (a) At the Effective Time of the Merger, provided the Executive is still employed by Progress and Progress Bank immediately prior to such date and makes the representations referenced in Section 2(c) hereto, Progress and/or Progress Bank shall pay to the Executive an amount equal to (i) Five Million Two Hundred Seventy Thousand Four Hundred Twenty-Seven Dollars ($5,270,427.00), subject to adjustment as set forth in Section 2(b) below (the "Maximum Amount"), minus (ii) the parachute amounts associated with (A) the accelerated vesting of the Executive's unvested stock options under the Option Plans and (B) the accelerated payment of the bonus for services rendered in 2003, as calculated in accordance with Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), with applicable withholding taxes to be subtracted from the amount payable to the Executive. In consideration of such payment and the other provisions of this Agreement, the Executive, Progress, Progress Bank, FleetBoston and Fleet National Bank hereby agree that, except as provided in
Section 3 below, the Progress Employment Agreement and the Progress Bank Employment Agreement shall be terminated without any further action of any parties hereto, effective immediately prior to the Effective Time of the Merger.

     (b) If the payment pursuant to Section 2(a) hereof, either alone or together with other payments and benefits which the Executive has received or has the right to receive from Progress, Progress Bank, FleetBoston or Fleet National Bank (but excluding amounts payable pursuant to the Employment Agreement of even date being entered into between Fleet National Bank and the Executive for services to be rendered after the Effective Time), would constitute a "parachute payment" under Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), including but not limited to the parachute payments associated with the accelerated vesting of stock options, then the amount payable by Progress and/or Progress Bank pursuant to Section 2(a) hereof shall be reduced by the amount which is the minimum necessary to result in no portion of the payment payable by Progress and/or Progress Bank under Section 2(a) being non-deductible to Progress and/or Progress Bank (or any successors thereto) pursuant to Section 280G of the Code and subject to the excise tax imposed under Section 4999 of the Code. The parties hereto agree that the present value of the payments and benefits payable pursuant to this Agreement to the Executive upon termination of the Executive's employment pursuant to Section 2(a) shall not exceed three times the Executive's "base amount," as that term is defined in Section 280G(b)(3) of the Code, less one dollar. The determination of any reduction in the payment to be made pursuant to Section 2(a) shall be based upon an analysis prepared by Elias,

Matz, Tiernan & Herrick L.L.P. ("EMTH") and paid for by Progress and/or Progress Bank. EMTH shall provide its analysis no later than five (5) days prior to the Effective Time of the Merger, and may use such actuaries as it may deem necessary or advisable for the purpose.

     (c) At the same time as EMTH provides its analysis pursuant to the last two sentences of Section 2(b) above regarding any reduction in the payment to be made pursuant to Section 2(a), the Executive shall represent and warrant, in writing addressed to Progress, Progress Bank, FleetBoston and Fleet National Bank, that (i) the amounts set forth on such analysis are complete and accurate and reflect the amounts of the actual payments to which he is entitled pursuant to the terms of the Progress Employment Agreement and the Progress Bank Employment Agreement in the event of a "change in control" of Progress and/or Progress Bank and (ii) the base amount (as defined in Section 280G(b)(3) of the Code) used in EMTH's analysis is complete, accurate and calculated in accordance with Section 280G(b)(3) and the regulations promulgated thereunder. Such representation and warranty shall be made part of this Agreement and shall be attached as an exhibit hereto.

     3. Releases; Indemnification.
        -------------------------

     (a) Upon payment of the amounts set forth in Section 2(a) hereof (as such amount may be adjusted pursuant to Section 2(b) hereof), the Executive, for himself and for his heirs, successors and assigns, does hereby release completely and forever discharge Progress, Progress Bank and their successors from any obligation under the Progress Employment Agreement and the Progress Bank Employment Agreement, provided that, notwithstanding the foregoing, the Executive does not hereby release Progress, Progress Bank and their successors from any obligation to the Executive under Sections 6(b) and 6(c) of the Progress Employment Agreement with respect to payments by them to the Executive, which the parties hereto agree shall remain in full force and effect.

     (b) For and in consideration of the commitments made herein by the Executive, each of Progress and Progress Bank for itself, and for its successors and assigns, does hereby release completely and forever discharge the Executive and his heirs, successors and assigns, to the fullest extent permitted by applicable law, from any obligation under the Progress Employment Agreement and the Progress Bank Employment Agreement.

     (c) In the event that (i) any representations and warranties made by the Executive in Section 2 hereof are subsequently determined to be incorrect, inaccurate or false and (ii) as a result of such inaccuracy a payment to the Executive pursuant to this Agreement is determined by a final judicial adjudication or a final administrative settlement to constitute an "excess parachute payment" as defined in Section 280G(b)(2) of the Code, then the Executive shall pay to Fleet Boston or Fleet National Bank an amount (the "Adjustment Amount") that shall put the parties hereto in the same position they would have been in if the representation and warranty has been true, complete and accurate. In determining the Adjustment Amount, the independent tax counsel or accountants of FleetBoston shall take into account any and all penalties and interest incurred by Progress, Progress Bank, FleetBoston or Fleet National Bank as a result of the falseness, incompleteness, inaccuracy of such representation and warranty.

         4. General.
            -------

         (a) Heirs, Successors and Assigns. The terms of this Agreement shall be
             -----------------------------
binding upon the parties hereto and their respective heirs, successors and assigns.

         (b) Final Agreement. This Agreement represents the entire understanding
             ---------------
of the parties with respect to the subject matter hereof and supersedes all prior understandings, written or oral. The terms of this Agreement may be changed, modified or discharged only by an instrument in writing signed by each of the parties hereto.

         (c) Governing Law. This Agreement shall be construed, enforced and
             -------------
interpreted in accordance with and governed by the laws of the Commonwealth of Pennsylvania, without reference to its principles of conflicts of law, except to the extent that federal law shall be deemed to preempt such state laws.

         (d) Defined Terms. Any capitalized terms not defined in this Agreement
             -------------
shall have as their meaning the definitions contained in the Merger Agreement.

         (e) Voluntary Action and Waiver. The Executive acknowledges that by his
             ---------------------------
free and voluntary act of signing below, the Executive agrees to all of the terms of this Agreement and intends to be legally bound thereby. The Executive acknowledges that he has been advised to consult with an attorney prior to executing this Agreement.

         5. Effectiveness. Notwithstanding anything to the contrary contained
            -------------
herein, this Agreement shall be subject to consummation of the Merger in accordance with the terms of the Merger Agreement, as the same may be amended by the parties thereto in accordance with its terms. In the event the Merger Agreement is terminated for any reason, this Agreement shall be deemed null and void.

         6. Survival. All representations, warranties, covenants and agreements
            --------
contained in this Agreement shall survive the Effective Time of the Merger.

                            [Signature Page Follows]

     IN WITNESS WHEREOF, Progress, Progress Bank, FleetBoston and Fleet National Bank have each caused this Agreement to be executed by their duly authorized officers, and the Executive has signed this Agreement, effective as of the date first above written.

WITNESS:                              EXECUTIVE:


/s/ Eric J. Morgan                    /s/ W. Kirk Wycoff
-------------------------             ----------------------------------
Name: Eric J. Morgan                  Name:   W. Kirk Wycoff
                                      Title:  President and Chief Executive
                                              Officer

ATTEST:                               PROGRESS FINANCIAL CORPORATION


/s/ Eric J. Morgan                    By:/s/ Michael B. High
-------------------------             --------------------------------
Name: Eric J. Morgan                  Name:   Michael B. High
                                      Title:  Chief Operating Officer and
                                              Chief Financial Officer


ATTEST:                               PROGRESS BANK


/s/ Eric J. Morgan                    By:/s/ Michael B. High
-------------------------             --------------------------------
Name: Eric J. Morgan                  Name:   Michael B. High
                                      Title:  Chief Operating Officer and
                                              Chief Financial Officer


ATTEST:                               FLEETBOSTON FINANCIAL CORPORATION


/s/ Lauren A. Mogensen                By:/s/ Terrence P. Laughlin
-------------------------             ----------------------------------------
Name: Lauren A. Mogensen              Name:   Terrence P. Laughlin
                                      Title:   Senior Vice President


ATTEST:                               FLEET NATIONAL BANK


/s/ Lauren A. Mogensen                By:/s/ Terrence P. Laughlin
-------------------------             ----------------------------------------
Name: Lauren A. Mogensen              Name: Terrence P. Laughlin
                                      Title:   Senior Vice President